Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [XX]
Filed by a Party other than the Registrant [ ]

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[ ]	Soliciting Material Pursuant to Rule 14a-12

ASPEN EXPLORATION CORPORATION
(Name of Registrant as Specified In Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ASPEN EXPLORATION CORPORATION
2050 South Oneida Street, Suite 208
Denver, Colorado 80224
_________________________________________________________________________________
April 29, 2009

Dear Stockholders:

     You are cordially invited to attend the Special Meeting of Stockholders of Aspen Exploration Corporation (“Aspen” or the “Company”) on May 22, 2009, at 9:30 a.m., local time, at the Conference and Events Center, Room Plaza II, 6400 South Fiddlers Green Circle, Greenwood Village, Colorado 80111 (the “Special Meeting”) to consider a proposal to sell our real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California to Venoco, Inc., a Delaware corporation, pursuant to the terms set forth in the Purchase and Sale Agreement, executed as of  February 19, 2009, by and among Aspen, Venoco, Inc., and certain other persons (the “Proposal”). Accordingly, the Board of Directors recommends that the stockholders vote for approval and ratification of the Proposal.

     Whether or not you plan to attend the Special Meeting, please mark, sign, date, and return your proxy card in the enclosed envelope as soon as possible. This will assure that your stock will be voted in accordance with the instructions you give in your proxy card whether or not you attend the Special Meeting. You may, of course, attend the Special Meeting and vote in person even if you have previously sent in your proxy card. It is very important that every stockholder vote. PLEASE send in your proxy card in the enclosed return envelope.

Your support of each proposal is very important to the future success of the Company.

Sincerely yours,
R.V. Bailey, Chief Executive Officer

ASPEN EXPLORATION CORPORATION
2050 South Oneida Street, Suite 208
Denver, CO 80224
_____________________________________________________________________________________________________________________________________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2009

     April 29, 2009

 TO THE STOCKHOLDERS OF ASPEN EXPLORATION CORPORATION:

     The Special Meeting of Stockholders of ASPEN EXPLORATION CORPORATION, a Delaware corporation, (“We” or “Aspen”) will be held on May 22, 2009, at 9:30 a.m., local time, at the Conference and Events Center, Room Plaza II, 6400 South Fiddlers Green Circle, Greenwood Village, Colorado 80111 (the “Meeting”), to consider and take action on a proposal to approve the sale of our real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California to Venoco, Inc., a Delaware corporation (“Venoco”), pursuant to the terms set forth in the Purchase and Sale Agreement, executed as of February 19, 2009, by and among Aspen, Venoco, Inc., and certain other persons (“Purchase and Sale Agreement”). The assets that we are proposing to sell to Venoco currently constitute substantially all of our non-current assets.

     The foregoing discussion of the proposal set forth above is intended only as a summary and is qualified in its entirety by the information contained in the accompanying Proxy Statement. Only holders of record of our common stock on March 23, 2009 (“the Record Date”), will be entitled to notice of and to vote at this Meeting, and any postponements or adjournments thereof.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

     Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors:
R.V. Bailey, Chief Executive Officer

PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

YOUR VOTE IS IMPORTANT

ASPEN EXPLORATION CORPORATION
2050 South Oneida Street, Suite 208
Denver, Colorado 80224

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2009

April 29, 2009

     We are furnishing this Proxy Statement to stockholders of ASPEN EXPLORATION CORPORATION (“We” or “Aspen” or the “Company”) in connection with the solicitation of proxies by and on behalf of our board of directors (“Board of Directors” or the “Board”) for use at our Special Meeting of Stockholders (the “Special Meeting”) and at any adjournments or postponements thereof. We will hold the Special Meeting on May 22, 2009, at 9:30 a.m. at the Conference and Events Center, Room Plaza II, 6400 South Fiddlers Green Circle, Greenwood Village, Colorado 80111. We will first mail this Proxy Statement to stockholders on or before April 29, 2009.

VOTING SECURITIES

     Holders of record of our common stock at the close of business on March 23, 2009 (the “Record Date”) will be entitled to vote on all matters. On the Record Date, we had 7,259,622 shares of common stock issued and outstanding. The holders of shares of our common stock are each entitled to one vote per share. Our voting securities include only our outstanding common stock. (When used herein, the word “you” refers to our stockholders.)

     For the transaction of business at the Special Meeting a quorum must be present. A quorum consists of a majority of the shares entitled to vote at the meeting. The proposal submitted to our stockholders at the Special Meeting must be approved by a majority of shares outstanding and entitled to vote thereon. Cumulative voting shall not be allowed for any purpose.

     Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes will not be counted for the purposes of determining the outcome of the vote on the proposal although (because of the requirement for approval by a majority of the shares outstanding) a broker non-vote or an abstention will have the effect of a vote against the proposal. A "broker non-vote" occurs when a broker is not permitted to vote because the broker does not have specific voting instructions from the beneficial owner of the shares or for other reasons.

     We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our officers, directors and regular employees may solicit proxies personally or by telephone or facsimile. We will not pay any officer, director, or employee additional compensation for doing so. We have also retained The Altman Group, Inc. to assist us with the solicitation of proxies. We will pay The Altman Group a fee of $6,500 plus expenses.

     We may, in our discretion, seek an adjournment of the Special Meeting to a specific time and place if a quorum is not present or if we have not received sufficient proxies to approve the proposal.

     The proposed corporate action on which the stockholders are being asked to vote is not a corporate action for which stockholders of a Delaware corporation have the right to dissent under the Delaware General Corporation Law.

     If you give us a proxy, you may revoke the proxy at any time before it is voted at the Special Meeting. You may do so:

§	By giving notice to our corporate secretary of your revocation; or
§	By filing another proxy with our corporate secretary; or
§	By attending the Meeting and voting in person.

     The address of our corporate secretary is 2050 S. Oneida Street, Suite 208, Denver, Colorado 80224. We will ensure that all properly executed and unrevoked proxies received in time are voted in accordance with the instructions of the beneficial owners.

     This Proxy Statement and the proxy card are available on line at: www.aspenexploration.com/venoco.htm.

[Remainder of page intentionally left blank.]

SUMMARY TERM SHEET FOR ASSET SALE

     As further described in this Proxy Statement Aspen is seeking shareholder approval of the sale of our real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California to Venoco, Inc., a Delaware corporation, pursuant to the terms set forth in the Purchase and Sale Agreement, executed as of February 19, 2009, by and among Aspen, Venoco, Inc., and certain other persons (the “Proposal”). This summary highlights selected information that generally describes the terms of the proposed sale and is important for your consideration. To better understand the Asset Sale you should read this entire Proxy Statement and the Purchase and Sale Agreement. The Purchase and Sale Agreement is available for your review at www.aspenexploration.com/venoco.htm, and upon request to Aspen, we will send you a hard copy. Request may be made by e-mail to aecorp2@qwestoffice.net, by facsimile to 303-639-9863, or by mail to Suite 208, 2050 South Oneida Street, Denver, Colorado 80224. Page numbers in parentheses are intended to direct you to a more detailed description in this Proxy Statement of the topics presented in this summary.

The Parties (page 16)

     The Purchase and Sale Agreement, became binding on the parties on February 19, 2009, is by and among Aspen Exploration Corporation, a Delaware corporation, (“We” “Aspen” or the “Company”), Venoco, Inc., a Delaware corporation, (“Venoco”), and certain other persons who own interests in the assets Aspen is selling (the “Other Sellers”) (the “Purchase and Sale Agreement”). The transaction contemplated by the Purchase and Sale Agreement is referred to in this Proxy Statement as the “Asset Sale.” It is important to note that Venoco’s obligations to complete the Asset Sale are not dependent on financing. Venoco has advised Aspen that it has sufficient financial capability to complete the Asset Sale. Venoco is a publicly reporting company, and information about Venoco can be obtained on its website, www.venocoinc.com.

Reasons for the Asset Sale (page 17)

     After considering its strategic and business alternatives Aspen announced in September 2008 that our Board of Directors had decided to investigate strategic alternatives for Aspen, including the possibility of selling Aspen’s assets or considering another appropriate merger or acquisition transaction for several reasons, including:

§	The disproportionate cost of Aspen’s general and administrative expenditures required as a result of compliance with the Securities Exchange Act of 1934, as amended (including the requirements of the Sarbanes-Oxley Act of 2002) when compared to Aspen’s revenues and net income;

§	the Board of Directors’ belief that the market price of Aspen common stock does not adequately reflect the inherent value of Aspen’s producing oil and gas assets and undeveloped acreage, and thus, the Board of Directors does not believe that a transaction based on the value of Aspen’s common stock would be in the best interest of Aspen’s shareholders; and

§	the likelihood that Aspen’s president will be unable to resume his former role and responsibilities and oversee Aspen’s day-to-day operations due to the effects of the stroke he suffered in January 2008.

     However, Aspen did not conclusively determine that it would take any certain course of action. Instead, at that time, Aspen’s Board of Directors only decided to attempt to obtain the highest offered price for any assets Aspen may elect to sell, and that it was in the best interests of Aspen and its stockholders that a competitive bid process be initiated. Between September and November 2008, several interested parties reviewed certain information regarding Aspen and submitted bids for the Assets. After receiving several bids to purchase Aspen’s interests in the Assets (as defined below), and after considering other strategic alternatives, on December 9, 2008, Aspen’s Board of Directors determined that was is in Aspen’s and its stockholders’ best interest to further explore and negotiate the sale of the Assets to Venoco. In January 2009, after negotiating the terms of the Purchase and Sale Agreement with Venoco our Board of Directors approved the terms of the agreement and proposed that the Asset Sale be submitted to our stockholders for approval. Following discussions and negotiations with certain of the Other Sellers, the Purchase and Sale Agreement was finalized on February 18, 2009 and became effective the next day.

Consideration and Proceeds from the Asset Sale (page 20)

     Assuming all of the Other Sellers agree to sell their interests in the Assets, Venoco has agreed to pay a total purchase price of $25.0 million for the Assets, subject to certain adjustments as set forth in the Purchase and Sale Agreement. The purchase price will be allocated among Aspen and the Other Sellers based on each party’s respective interests in the Assets. Venoco will pay each Seller a portion of the total purchase price per the allocation terms in the Purchase and Sale Agreement. This Asset Sale will result in Aspen receiving approximately $8.425 million for its interest in the Assets, subject to any purchase price adjustments. As described elsewhere in this Proxy Statement our stockholders will not have the opportunity to vote on how Aspen will use the proceeds of the Asset Sale although, as noted elsewhere in this Proxy Statement, Aspen’s board of directors have expressed their intention to distribute substantially all of the net, after-tax, proceeds from the Asset Sale to the stockholders. Based on the pro forma financial statements attached hereto, the net, after-tax proceeds are expected to be approximately $6,850,000 to Aspen.

Assets and Liabilities (page 22)

     Under the Purchase and Sale Agreement, Aspen and the Other Sellers will sell to Venoco real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California (the “Assets”), which include, but are not limited to: oil and gas leases, oil, gas, and other hydrocarbons produced from certain lands, certain agreements, declarations, and orders, tangible personal property, equipment and facilities, seismic and technical data, and warranties and indemnities in favor of Aspen (the “Asset Sale”). The Assets being sold to Venoco currently constitute substantially all of our non-current assets. Following the completion of the Asset Sale (if completed), our only remaining non-current asset will be our interest in a gold exploration prospect in Alaska which has no value on our balance sheet.

     Upon closing Venoco will assume from the Sellers specified liabilities relating to the Assets, including all claims, costs, expenses, liabilities and obligations accruing or relating to the Assets after December 1, 2008, the “effective time” of the transaction, and certain environmental liabilities related to the Assets, including plugging and abandonment obligations related to the Assets.

Conditions to Completion of the Transaction (page 26)

     Each party’s obligation to consummate the Asset Sale is subject to the prior satisfaction or waiver of a number of closing conditions, including but not limited to the following: the representations and warranties of the parties to the transaction shall be true and correct at closing in all material respects, each party shall have performed or complied with all of its covenants and obligations in all material respects and shall have executed the agreements required by the Purchase and Sale Agreement on or before the closing date, and Aspen shall have obtained shareholder approval.

Termination of the Purchase and Sale Agreement (page 27)

     The Purchase and Sale Agreement may be terminated by the mutual written consent of Aspen and Venoco, or by either party if the closing shall not have occurred by August 31, 2009 (unless extended), if any governmental authority issues an order, decree or ruling, or other applicable law prohibiting the Asset Sale, or if our shareholders do not approve the Asset Sale. Either Aspen or Venoco may terminate the Purchase and Sale Agreement if the other party breaches a representation, warranty, or covenant, and certain other criteria are satisfied. The Purchase and Sale Agreement may also be terminated by Aspen in connection with certain circumstances relating to a “Superior Proposal” for Aspen or the Assets, or by Venoco in connection with certain environmental defects or casualty losses affecting the Assets. If the Asset Sale is terminated, we will be obligated to pay to Venoco a termination fee of $500,000, subject to certain conditions.

Nature of Business Following the Asset Sale (page 21)

     Following the Asset Sale, we will continue to own our other corporate assets, however as a result of the sale of our Montana oil and gas interests in February 2009 we do not consider our remaining assets to be material. Should the sale of the Assets be completed, Aspen intends to distribute substantially all of the net, after-tax proceeds from the sale to our stockholders and then use our remaining resources to consider other opportunities in the natural resources industry, which may include an acquisition of assets or business operations or a merger or other business combination. As we do not intend to limit what types of business opportunities we may pursue after the Asset Sale, if we identify an appropriate business opportunity it may result in Aspen changing its line of business although Aspen intends to focus its search within the broad scope of the natural resources industry. We have also agreed to propose a resolution to consider the possibility of dissolution of Aspen to our stockholders at a meeting of stockholders that we intend to hold late October or November 2009 (subject to preparation of the necessary materials for the annual meeting and regulatory review). If Aspen were to dissolve, it would not enter into another business opportunity but would wind up its operations and distribute its remaining assets to stockholders.

Appraisal Rights (page 30)

     Neither Delaware law nor Aspen’s Certificate of Incorporation or Bylaws provide for appraisal or other similar rights for dissenting shareholders in connection with the Asset Sale.

Vote Required and Recommendation (page 30)

     Approval of the Asset Sale will require the affirmative vote of the holders of a majority of Aspen’s outstanding common stock. The Board of Directors recommends that you vote FOR the proposed Asset Sale.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THIS PROXY STATEMENT

     The following responses to certain questions does not purport to be a complete statement of the information in this Proxy Statement, and are qualified by the more complete information set forth hereinafter.

The Special Meeting

1.    When and where will the Special Meeting be held?

     As described in the notice, we will hold the Special Meeting at the Conference and Events Center, Room Plaza II, 6400 South Fiddlers Green Circle, Greenwood Village, Colorado 80111.  The Special Meeting is scheduled for May 22, 2009 at 9:30 a.m., local time. If you expect to attend the Special Meeting in person, please call Aspen at (303) 639-9860 to ensure that sufficient accommodations are prepared.

2.    Why is the Special Meeting being held?

     The Special Meeting is being held for the purpose of asking our stockholders to approve the sale of our real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California to Venoco pursuant to the terms set forth in the Purchase and Sale Agreement.

3.    Will directors be reelected at the Special Meeting?

     Typically, directors would be reelected at our annual meeting; however, we are not submitting our current directors for re-election at the Special Meeting. If our shareholders approve the Proposal at the Special Meeting, we intend to explore other business opportunities, which as described above will likely be in the broad scope of the natural resources industry, although it may not include operations like our existing oil and gas exploration and development operations. However, we have not definitively identified another business opportunity at this time. We believe that because our current directors have been actively involved in the Company’s business, and the proposed Asset Sale, following the completion of the Asset Sale it is in Company’s best interests to focus on its business opportunities and direction under the direction of the Company’s current directors. The Company currently intends to hold its annual meeting of shareholders in late October or November 2009 and plans to submit a slate of directors for election at that meeting, as well as other matters (including the possibility of dissolution of the Company). The meeting may be delayed beyond that date because of the need to prepare the necessary meeting materials and complete the regulatory review process.

4.    Who is asking for my vote?

     The Board of Directors is sending this Proxy Statement, the attached Notice of Special Meeting of Stockholders, and the enclosed proxy card to you and all other persons who are stockholders of record of Aspen as of the close of business on March 23, 2009 (the “Record Date”). The Board of Directors is soliciting your vote for our Special Meeting.

5.    Who is eligible to vote?

     Stockholders of record who own shares of our common stock at the close of business on the Record Date are eligible to vote. Each share of common stock is entitled to one vote.

6.    Might the Special Meeting be adjourned?

     We do not intend to seek adjournment of the Special Meeting unless we have insufficient votes to meet a quorum (which requires the presence of at least a majority of the outstanding shares) or unless we have insufficient votes to approve the Proposal. If any of those circumstances exist, we will consider the advisability of proposing adjournment to a specific time and place. Unless the Board of Directors fixes a new record date, stockholders of record for an adjourned meeting shall be as originally determined for the meeting from which the adjournment was taken. If the adjournment is for more than 30 days, or if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called.

7.    Why did you send me this booklet?

     This booklet is a Proxy Statement. It provides you with information you should review before voting on the Proposal and in the Notice of Special Meeting of Stockholders. You are receiving these proxy materials because you have the right to vote on this important Proposal concerning your investment in Aspen. Such proxy materials are also available on-line at www.aspenexploration.com/venoco.htm.

8.    How do I vote?

     Stockholders who received this Proxy Statement directly from Aspen can vote by completing, signing, and returning the enclosed proxy card promptly in the enclosed envelope or by attending the Special Meeting in person and voting.

     Joint owners must each sign the proxy card.

     If you own your shares through a broker-dealer or other nominee, you must vote your shares as instructed by that broker-dealer or other nominee. If you own your shares through a broker-dealer or other nominee, you are not considered to be a stockholder of record, and you will not be permitted to vote your shares in person at the Special Meeting, unless you have obtained a proxy for those shares from the person who holds your shares of record.

     If a stockholder wishes to participate in the Special Meeting but does not wish to give a proxy, the stockholder may attend and vote at the Special Meeting in person. Should you require additional information regarding the Special Meeting, please contact Aspen at (303) 639-9860.

9.    Why does my name not appear as a stockholder of record?

     Many investors own their investment shares through a broker-dealer or other nominee. Broker-dealers frequently clear their transactions through other broker-dealers and may hold the actual certificates for shares in the name of securities depositories, such as CEDE & Co. (operated by Depository Trust Company of New York City). In such a case, only the ultimate certificate holder appears on our records as a stockholder even though that nominee may not have any economic interest in the shares that you actually own through your broker-dealer. You should contact your broker-dealer for more information about this process. You have the right to request that your broker-dealer deliver to you a certificate representing your shares.

10.    How does the board recommend that I vote?

     The Board of Directors recommends that stockholders vote FOR the Proposal described in this Proxy Statement.

11.    How can I obtain more information about Aspen?

     This Proxy Statement is available online at www.aspenexploration.com/venoco.htm. In addition, information is available on our website at www.aspenexploration.com and through the EDGAR filings maintained by the Securities and Exchange Commission at www.sec.gov.

12.    Why are stockholders being asked to vote on the Asset Sale?

     We are proposing to sell to Venoco our interests in the Assets which consists of certain real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California, including, but not limited to: oil and gas leases, oil, gas, and other hydrocarbons produced from certain lands, certain agreements, declarations, and orders, tangible personal property, equipment and facilities, seismic and technical data, and warranties and indemnities in favor of the Sellers. Our interests in the Assets currently comprise substantially all of our assets (and all of our assets as reflected on our balance sheet). Accordingly, as required by Delaware law we are seeking stockholder approval as a prerequisite to completing the Asset Sale.

13.    Why does Aspen’s Board of Directors believe the proposed Asset Sale is in the best interest of Aspen’s stockholders?

     The Board of Directors believes the Asset Sale will: (1) reduce Aspen’s general and administrative expenditures because there will be significantly fewer remaining assets to account for; (2) eliminate the volatility from Aspen’s operating results resulting from the significant volatility in national prices for natural gas; and (3) avoid the need to retain a staff of personnel to replace Aspen’s president who suffered a stroke in January 2008, which has prevented him from resuming his former role and responsibilities and from overseeing Aspen’s day-to-day operations. Further, Aspen believes that the market price of Aspen’s common stock does not adequately reflect the inherent value of Aspen’s producing oil and gas assets and undeveloped acreage, whereas the consideration being offered for the Assets reflects the Board of Directors’ estimation of the current fair market value of the Assets. After considering other offers for the Assets, and other strategic alternatives, the Board of Directors believes that the Asset Sale is in the best interests of Aspen and Aspen’s stockholders.

14.    What will happen if the Asset Sale is approved and adopted by our stockholders?

     If the Asset Sale is approved and adopted by our stockholders, we will sell all of our California oil and gas assets relating to our business to Venoco under the terms of the Purchase and Sale Agreement, as more fully described in this Proxy Statement. The Assets currently constitute substantially all of our non-current assets.

     Following the Asset Sale, we will continue to own our interest in an Alaskan gold prospect, although we do not consider that to be significant and it is carried on our balance sheet at no value. Should the sale of the Assets be completed, Aspen intends to distribute substantially all of the net, after-tax proceeds from the sale to our stockholders and then use our remaining resources to consider other opportunities in the natural resources industry, which may include an acquisition of assets or business operations or a merger or other business combination. As we do not intend to limit what types of business opportunities we may pursue in the broad scope of the natural resources industry after the Asset Sale, if we identify an appropriate business opportunity, it may result in Aspen changing its line of business. We have also agreed to propose a resolution to consider the possibility of dissolution of Aspen to our stockholders at a meeting of stockholders that we intend to hold late October or November 2009 (subject to preparation of the necessary materials for the annual meeting and regulatory review). Further, unless and until we complete the Asset Sale, Aspen will continue to carry on business operations with regard to all of our properties, although our agreement with Venoco limits the activities we can accomplish on our California oil and gas properties without Venoco’s consent.

     The Asset Sale will not alter the rights, privileges, or nature of the outstanding shares of Aspen. A stockholder who owns shares of Aspen common stock immediately prior to the closing of the Asset Sale will continue to hold the same number of shares immediately following the closing.

15.    What happens if the stockholders do not approve the Asset Sale?

     We currently anticipate that if the stockholders do not approve the Asset Sale we will continue to conduct our business in the ordinary course and evaluate all available strategic alternatives, including, among other things, strategies to grow our businesses and operations through potential partnering, strategic alliances, or other strategic opportunities with other companies.

16.    When is the Asset Sale expected to be completed?

     If the Asset Sale is approved and adopted by our stockholders at the Special Meeting, we expect to complete the Asset Sale as soon as practicable after all of the conditions in the Purchase and Sale Agreement have been satisfied or waived. Aspen and Venoco are working toward satisfying the conditions to closing and completing the Asset Sale as soon as reasonably possible. We expect to be able to complete the Asset Sale within two to four weeks after stockholder approval.

17.    What is the purchase price for the Aspen’s interests in the Assets and how was it determined?

     Venoco’s $25.0 million offer was to acquire a 100% working interest in the Assets, which represented the highest offer Aspen received for the Assets. Venoco’s offer was accepted by Aspen after Aspen conducted a competitive bid process, and because Venoco submitted the highest bid for the Assets, its bid was used to determine the purchase price for the Assets. Because Aspen has only a small (25% to 40%) interest in those properties, Aspen’s share of the gross proceeds will be approximately $8.425 million. Aspen estimates that the transaction costs associated with the Asset Sale (including the cost of this stockholders’ meeting and approximately $253,000 in fees payable to the mineral broker) will be approximately $500,000. Under the Purchase and Sale Agreement the Other Sellers will pay directly or reimburse Aspen for their share of the fees payable to the mineral broker (calculated at 3% of the gross purchase price) and will reimburse Aspen for other expenses incurred on their behalf (estimated at 0.4% of the gross purchase price payable to a working interest owner).

18.    How did Aspen allocate value among the various properties?

     Venoco initially assigned value to the various oil and gas properties included in the Assets based on its perception of relative value and reserve information provided by Aspen’s independent reserve engineer, Cecil Engineering, Inc. The Board of Directors reviewed these allocations and determined that they were fair and reasonable to Aspen and its stockholders. Aspen determined that it was inappropriate to further adjust the allocations because the properties identified in the allocation include all of Aspen’s properties that the Board determined had more than a nominal value. The Board determined that it was inappropriate for Aspen to receive a disproportionate share of the value of the Assets at the cost of the working interest owners because when the working interest owners initially acquired their interests they paid Aspen a promotional value in excess of the costs attributable to the interests acquired and financed their share of exploration and development activities on the properties.

19.    How did Aspen offer the properties and conduct the sale?

     The Company actively sought purchasers for the Assets by assembling and operating a data room at which persons interested in acquiring Aspen’s assets or Aspen itself would be able to review a significant amount of information about Aspen and its properties. The data room was assembled and operated by an independent oil and gas broker and consulting geologist. After the data room closed the Board of Directors considered several proposals and the financial capabilities of the potential buyers, and their respective levels of interest. Additionally, the Board of Directors considered other alternatives for the Company including continuing its normal business operations. The purchase price for the Assets proposed to be sold to Venoco was ultimately negotiated between representatives of Aspen, including its directors, management and other advisors. After reviewing the offers for the Assets and the Company’s other alternatives the Board of Directors determined that Venoco’s offer provided the best value for the Company and its stockholders.

20.    How does Aspen plan to use the net cash proceeds from the Asset Sale?

     Following the Asset Sale, Aspen will have a significant amount of liquid assets and will not have any business operations (since Aspen is not conducting any operations on its Alaskan gold prospect). Aspen intends to distribute substantially all of the net, after-tax proceeds from the Asset Sale to our stockholders and then use our remaining resources to consider other opportunities in the natural resources industry, which may include an acquisition of assets or business operations, or a merger or other business combination. Although certain actions the Company may later consider (such as a merger) may require stockholder approval upon completion of the Asset Sale our stockholders will not have the opportunity to vote on how the proceeds of the Asset Sale are used. As discussed above, we will also propose to our stockholders the alternative of dissolution at our next stockholders’ meeting. If approved by the stockholders, dissolution would result in the distribution of our remaining cash assets to Aspen’s stockholders after the winding up of its remaining business operations.

     Although Aspen has engaged in preliminary discussions with third parties about various possibilities following the Asset Sale, none of these discussions have resulted in an agreement or any definitive steps toward the conclusion of any future relationship. If Aspen is unable to identify an appropriate business opportunity following the Asset Sale, the Company will then evaluate its business direction and opportunities.

     Aspen does not intend to be regulated as an investment company under the Investment Company Act of 1940 and, therefore, will be limited in the type of investments it may make with the proceeds expected to be received from the Asset Sale. The Investment Company Act of 1940 also has an exception for a transient or inadvertent investment company in SEC Rule 3a-2. That rule provides a one year exception for companies that might otherwise be considered an investment company where the company has, as does Aspen, a bona fide intent to be engaged as soon as reasonably possible (but in any event, within one year), in a business other than that of investing, reinvesting, owning, holding or trading in securities.

21.    What business opportunities might Aspen explore after completion of the Asset Sale?

     Because Aspen will have no material operations remaining and a significant amount of liquid assets if the Asset Sale is consummated, Aspen intends to seek other business opportunities in industries in the natural resources industry. These business opportunities may include an acquisition of assets or business operations, or a merger or other business combination. Although Aspen has engaged in preliminary discussions with third parties about various possibilities following the Asset Sale, to date none of these discussions have resulted in an agreement or any definitive steps toward the conclusion of any future relationship. As Aspen does not intend to limit what types of business opportunities it may pursue after the Asset Sale, if Aspen identifies an appropriate business opportunity, it may result in Aspen changing its historical line of business (which has been the exploration for and development of oil and natural gas prospects, and the exploration for gold). Depending on the nature of the business opportunities and the related transactions, a future business acquisition may or may not require stockholder approval. If the transaction does not require stockholder approval, the board of directors will be entitled to accomplish the transaction in its discretion, although the board may (but would not be required to) seek an advisory vote of the stockholders.

22.    Am I entitled to appraisal or dissenters’ rights in connection with the transaction?

     No. Delaware law does not provide for stockholder appraisal or dissenters’ rights in connection with the sale of the Company's assets. Other rights or actions may exist under federal law or state securities law for stockholders who are aggrieved by the proposed Asset Sale generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

23.    As a result of the Asset Sale, what tax consequences, if any, will I incur as a stockholder?

     Although the Asset Sale will be taxable to Aspen, Aspen does not expect that the Asset Sale will result in any federal or state income tax consequences for its stockholders. Aspen will recognize a taxable gain on the Asset Sale equal to the difference between the amount it realizes from the Asset Sale and the adjusted tax basis of the assets sold. However, any distribution Aspen later makes to its stockholders may be taxable as capital gain or ordinary income to the recipient, in each case depending on the circumstances of each individual stockholder as well as Aspen’s earnings and profits as they may be calculated.

FORWARD LOOKING STATEMENTS

     Because we want to provide you with more meaningful and useful information, this Proxy Statement contains certain "forward-looking statements" (as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended). These statements reflect our current expectations regarding our possible future results of operations, performance, and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, regulation of the Securities and Exchange Commission, and common law.

     Wherever possible, we have tried to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend," and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause our actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the factors set forth under "Item 6. Management's Discussion and Analysis of Financial Conditions or Plan of Operation – Factors that may affect future operating results" of our Form 10-KSB for the fiscal year ended June 30, 2008 and in documents that we subsequently filed. We undertake no obligation to update or revise any such forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement.

INTERESTS OF ASPEN AFFILIATES IN THE ASSET SALE

     The purchase price for the Assets was arrived at between Aspen and Venoco after Aspen conducted a competitive bid process for the Assets. Venoco’s final offer of $25.0 million is for 100% of the working interests in the Assets and represented the highest bid for the Assets. In addition to Aspen, various other persons have working interests in the Assets, including three of Aspen’s directors (Messrs. Bailey, Cohan and Imperato) who hold interests in the Assets outside of their capacities as Aspen directors. Mr. Hensman, a director of Aspen since 2006, has no interest in the Assets and approved the transaction and the allocation of value.

     As part of its offer Venoco assigned values to the various oil and gas properties that comprise the Assets. Venoco initially assigned value to the various oil and gas properties included in the Assets based on its perception of relative value and reserve information provided by Aspen’s independent reserve engineer, Cecil Engineering, Inc. Aspen’s Board of Directors reviewed Venoco’s proposed allocations and determined that they were fair and reasonable to Aspen and its stockholders and determined that it was unnecessary to further adjust the allocations and did not do so. Thus, although Aspen’s Board of Directors as a whole was involved in the negotiation of the total purchase price for the Assets, Aspen and its Board of Directors did not engage in substantive negotiations as to how the total purchase price was allocated among the various oil and gas properties.

     Each person that holds an interest in the Assets will receive their proportionate share of the total purchase price based on their respective interest in each given oil and gas property that is a part of the Assets. Accordingly, each interest owner, including Aspen and its directors who hold interests in the Assets, will be compensated on the same terms and in the same manner pursuant to a common mathematical formula based on their working interest. As a result of their outside working interests in the Assets, and subject to contractual adjustments (which will be applied proportionally to all sellers of the Assets), Messrs. Bailey, Cohan and Imperato would receive approximately $760,000, $397,000, and $98,000 respectively from the total purchase price for the Assets which reflects the amount mathematically due based on their respective working interests. Consequently, they will each receive proportionally to their working interests, the same payment as received by all other sellers, including Aspen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The number of shares outstanding of the Company’s common stock at March 23, 2009, was 7,259,622. The following table sets forth the beneficial ownership of the Company’s common stock as of March 23, 2009 by each director and each executive officer of the Company and by all directors and executive officers as a group.

Name and Address of	Position	Amount and Nature of	Percent of
Beneficial Owner		Beneficial Ownership	Common Stock

R.V. Bailey	Chief Executive
2050 S. Oneida St.	Officer and	1,391,336(i)	19.17%
Suite 208	Director
Denver, CO 80224

Robert A. Cohan
2050 S. Oneida St.	President and	742,737(ii)	10.23%
Suite 208	Director
Denver, CO 80224

Kevan B. Hensman	Chief Financial
2050 S. Oneida St.	Officer and	28,120(iii)	*
Suite 208	Director
Denver, CO 80224

Douglas P. Imperato
2050 S. Oneida St.	Director	7,530(iv)	*
Suite 208
Denver, CO 80224

All current directors and
executive officers as a group		2,169,723(v)	30%
(four persons)

i	This number includes 1,241,776 shares of stock held of record in the name of R. V. Bailey, and 16,320 shares of record in the name of Mieko Nakamura Bailey, his spouse. Additionally, the number includes 32,000 shares of common stock Aspen issued to the Aspen Exploration Profit Sharing Plan for the benefit of R. V. Bailey as a corporation contribution to Mr. Bailey’s 401(k) account. The number of shares beneficially owned also includes options to purchase 101,240 shares of common stock. However, the number of shares does not include options to purchase 133,333 shares that have not yet vested and will not vest until on or after September 30, 2009, to the extent earned.

ii	This number includes 527,644, shares of common stock. Additionally, Aspen issued 30,733 shares of common stock to the Aspen Exploration Profit Sharing Plan for the benefit of Robert A.
Cohan as a corporation contribution to Mr. Cohan’s 401(k) account. The total number of shares beneficially owned by Mr. Cohan also includes options to purchase 184,360 shares of common stock. However, the number of shares does not include stock options to purchase 200,000 shares that have not yet vested and will not vest until on or after September 30, 2009, to the extent earned.

iii	On September 11, 2006, upon being appointed to our board of directors, Mr. Hensman was granted an option to purchase 10,000 shares of our common stock at $3.70 per share. These options vested immediately upon grant and are exercisable through September 11, 2011. Mr. Hensman also owns options exercisable to acquire 18,120 shares included in the above table. The table does not include options to acquire 66,667 shares, which will not vest until on or after September 30, 2009, to the extent earned.

iv	Includes 3,000 shares of common stock. Also includes options to acquire 4,530 shares of common stock exercisable at $2.14 per share. Does not include options to acquire 16,667 shares that do not vest until or after September 30, 2009, to the extent earned.

v	As described below the shares of common stock held by each of Aspen’s officers and directors is currently subject to the terms of a voting agreement entered into with Venoco.

Security Ownership of Certain Beneficial Owners

     The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 23, 2009 by each person (other than the directors and executive officers of the Company) was known to own beneficially, more than 5% of the outstanding voting shares of Common Stock.

	Name and Address of	Amount and Nature of	Percent of
	Beneficial Owner	Beneficial Ownership	Common stock

Venoco, Inc.
370 17th Street, Suite 3900		1,851,473(i)	25.2%
Denver, Colorado 80202

Royale Energy, Inc
	7676 Hazard Center Drive	363,300*	5.0%*
Suite 1500
San Diego, CA 92108

John Gibbs and Susan Gibbs
P.O. Box 859
	Ardmore, OK 73402	471,400+	9.6%+

*	Based on a Form 13D/A filed by Royale Energy, Inc., a California corporation, on March 26, 2009.

+	Based on a Form 13G/A filed by TriPower Resources, LLC, an Oklahoma limited liability company, successor by conversion to TriPower Resources, Inc., and John and Susan Gibbs on February 12, 2009.

i.	As an inducement for Venoco to enter into the Purchase and Sale Agreement, each of R. V. Bailey (Chairman and CEO of Aspen), Kevan B. Hensman (CFO and a director of Aspen),
Mieko Nakamura Bailey, the spouse of Mr. Bailey, Douglas Imperato (a director of Aspen), and Robert A. Cohan (the president and a director of Aspen) (collectively referred to as the “Voting Group”)
entered into a Voting Agreement with Venoco effective as of February 19, 2009 (each, a “Voting Agreement”). Pursuant to the

Voting Agreements, each member of the Voting Group has agreed to vote his or her shares of Aspen Common Stock, including shares of Common Stock acquired subsequent to the date of the Voting Agreement, in favor of the Asset Sale and against any alternative merger or other business combination transaction or other action that would impede or prevent the closing of the Asset Sale. The Voting Agreements also grant Venoco a proxy over all shares of Aspen Common Stock owned by members of the Voting Group to vote in favor of the Asset Sale and against any alternative transaction.

THE PROPOSAL

THE SALE TO VENOCO, INC. OF OUR REAL AND PERSONAL PROPERTY
INTERESTS LOCATED IN COLUSA, GLENN, SOLANO, SUTTER,
TEHAMA, AND YOLO COUNTIES, CALIFORNIA

     The following is a description of the material aspects of the Asset Sale, including background information relating to the negotiation and proposed terms of the Purchase and Sale Agreement. While we believe that the following description covers the material terms of the Asset Sale, the Purchase and Sale Agreement and other arrangements between Venoco and us, the description may not contain all of the information that is important to you. In particular, the following summary of the Purchase and Sale Agreement is not complete and is qualified in its entirety by reference to the copy of the Purchase and Sale Agreement which is available on Aspen’s website at www.aspenexploration.com/venoco.htm, and incorporated by reference herein. You should carefully read this Proxy Statement and the other documents to which we refer, including the Purchase and Sale Agreement, for a complete understanding of the terms of the Asset Sale. Aspen will provide you a hard copy of the Purchase and Sale Agreement upon your written or telephonic request to Aspen at 2050 South Oneida Street, Suite 208, Denver, Colorado 80224; telephone: (303) 639-9860; facsimile: (303) 639-9863.

Information About Aspen

     Aspen was incorporated under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and gas and other mineral properties. We are currently engaged primarily in the exploration, development and production of oil and gas properties in California. We have an interest in an inactive subsidiary: Aspen Gold Mining Co., a company that has not been engaged in business since 1995. Aspen’s contact information is:

     Aspen Exploration Corporation
     2050 South Oneida Street, Suite 208
      Denver, CO 80224 (303) 639-9860

Information About Venoco

     Venoco was incorporated under the laws of the State of Delaware and is an independent energy company primarily engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties. Since its founding in 1992, its core areas of focus have been offshore and onshore California. Its principal properties are located offshore southern California, onshore in California's Sacramento Basin and onshore along the Gulf Coast of Texas, and are characterized by long reserve lives, predictable production profiles and substantial opportunities for further exploitation and development. Venoco’s contact information is:

Venoco, Inc. 370 17th Street, Suite 3900 Denver, Colorado 80202-1370 (303) 626-8300

Information About the Initial Sellers and Additional Sellers

     At the time that Aspen executed the Purchase and Sale Agreement, committing to sell its interest in the Assets to Venoco, a number of other persons who own a working interest in the California Assets executed a Joinder Agreement to do likewise. These people (the “Initial Sellers”), and a description of their affiliation to Aspen (if any) are as follows:

  Bailey Concepts Corporation, a corporation wholly-owned by R.V. Bailey and his wife, Mieko Nakamura Bailey. Mr. Bailey is chairman and chief executive officer of Aspen.
  Castle Springs Land Company, LLC, a limited liability company wholly-owned by R.V. Bailey and his wife, Mieko Nakamura Bailey. Mr. Bailey is chairman and chief executive officer of Aspen.
  Hanako Bailey, the adult daughter of Mr. and Mrs. Bailey.
  Robert A. Cohan, the president and a director of Aspen.
  Douglas P. Imperato, consultant to and a director of Aspen.
  Gold Coast Resources Inc., a corporation owned by Brian Wolf. Mr. Wolf is not affiliated with Aspen, but has acted as the mineral broker with respect to the sales process that resulted in the execution of the Purchase and Sale Agreement and is entitled to receive a 3% fee if the transaction with Venoco is completed.
  Geo Investment Inc., is a corporation owned by Saeed Irani. Mr. Irani is not affiliated with Aspen, but is a consultant to Aspen. Geo Investment, Inc. has agreed to include not only its working interest in the Assets but also its interest as an operator of certain of the Assets.
  Towne Exploration Company is a privately-held partnership engaged in oil and gas operations that is located in San Francisco, California. Edward B. Towne is the General Partner.
  Neither Mr. Towne nor the partnership is affiliated with Aspen.
  ABA Energy Corporation is a privately held corporation owned by its CEO, Alan Brett Adler. ABA Energy’s principal place of business is in Bakersfield, California. Neither Mr. Alder nor ABA Energy is affiliated with Aspen.

     Following the execution and announcement of the Purchase and Sale Agreement by Aspen, Venoco, and the Initial Sellers, Aspen and Venoco offered to include the interests of certain other persons who own interests in the Assets (the “Additional Sellers”) who executed Joinder Agreements following the date that the execution of the Purchase and Sale Agreement was publically announced. By executing Joinder Agreements each Initial Seller and each Additional Seller appointed Aspen to act as its representative with respect to certain issues and further negotiations that may arise under the Purchase and Sale Agreement. As of March 31, 2009, 64 Additional Sellers (none of whom are directly or indirectly affiliated with Aspen) accepted the offer to sell their working interests in the Assets to Venoco. As a result, Venoco will acquire in excess of 96% of the total working interest in the Assets and subject to any adjustments the purchase price for all of the Assets to be included in the Asset Sale will be in excess of $24.0 million.

Background

     Over the years, our Board of Directors has periodically reviewed and assessed our short-term and long-term strategies, objectives and developments in the markets in which the Company operates, including, among other things, strategies to grow our businesses and operations through potential partnering, strategic alliances or other strategic opportunities with other companies. This review again took place following the January 2008 stroke that disabled Robert A. Cohan who was then our chief executive officer, president, and chief financial officer. Initially we had hoped that Mr. Cohan would be able to return to his duties, but it became clear that Mr. Cohan is unlikely to do so.

     After continuing discussions, in August 2008, our Board of Directors convened a meeting to consider, among other things, Aspen’s short and long-term prospects and various strategic alternatives the Company had been considering on an on-going basis to maximize stockholder value, including growing Aspen’s business operations, seeking to grow Aspen through an acquisition or other strategic alternative, and possibly selling Aspen and/or certain of its assets. At the August 2008 Board of Directors meeting, the directors reviewed and discussed alternatives for the Company going forward and noted that several companies had previously inquired about acquiring Aspen or certain of its assets. The Board agreed that Aspen should explore a possible sale of Aspen or its assets. However, the Board of Directors did not, at that time, conclusively determine that it would take any particular course of action. Instead, the Board of Directors only decided to attempt to explore the options for a sale of its assets and solicit the highest offered price for certain Aspen assets. The Board also determined that, rather than negotiating with a single bidder, it would be in the best interest of Aspen and its stockholders that a competitive bid process be initiated.

     On September 4, 2008, Aspen announced that its Board of Directors had decided to investigate strategic alternatives for Aspen, including the possibility of selling Aspen’s assets or considering another appropriate merger or acquisition transaction for several reasons, including:

  Reduction of Aspen’s general and administrative expenditures because there will be significantly fewer remaining assets to account for;
  Elimination of the volatility from Aspen’s operating results resulting from the significant volatility in national prices for natural gas and oil; and
  Avoidance of the need to retain a staff of personnel to replace Aspen’s president who suffered a stroke in January 2008 which has prevented him from resuming his former role and responsibilities and from overseeing Aspen’s day-to-day operations.

     Further, and as is evidenced by the price offered by Venoco for Aspen’s interest in the Assets (approximately $1.10 per share after deducting the estimated expenses of the sale, and prior to any adjustments to the purchase price), Aspen believes that the market price of Aspen’s common stock (which has consistently been below $1.00 per share since early November 2008) does not adequately reflect the inherent value of Aspen’s producing oil and gas assets and undeveloped acreage. Aspen believes that the consideration that Venoco offered for the Assets more accurately reflects the current market value of the Assets. After considering other offers for the Assets, and other strategic alternatives, the Board of Directors determined that the sale of the Assets to Venoco is in the best interests of Aspen and Aspen’s stockholders.

     To help evaluate market interest in the Company and its assets in September 2008, Aspen opened a data room in Santa Barbara, California, at which persons interested in acquiring Aspen’s assets or Aspen itself were able to review a significant amount of information about Aspen and its properties. Aspen retained Brian Wolf, a California-licensed mineral, oil and gas broker and consulting geologist, to assemble and operate the data room for Aspen.

     On November 21, 2008 Aspen closed the data room. After the closing of the data room the Company received several submissions of interest regarding the potential purchase of substantially all of the Company's California oil and gas properties and interests. After review of all offers, continued negotiations with certain parties, and after considering its other strategic alternatives including continuing its normal business operations, on December 9, 2008, because Venoco’s offer was the highest of several received by the Company, the Board of Directors decided to pursue the sale of its Assets and found Venoco’s offer to be the most appropriate, in the best interests of Aspen and its stockholders, and thus, decided to continue to explore and negotiate the Asset Sale with Venoco.

     Aspen’s Board of Directors, in consultation with legal counsel, and other advisors negotiated the terms of the Purchase and Sale Agreement from December 2008 through February 2009. Thereafter, Aspen’s directors, senior management, and legal advisors conferred regarding the terms of the proposed purchase and sale agreement, and on February 18, 2009, Aspen’s Board of Directors held a meeting to consider and take action on the proposed transaction. The Board unanimously approved the Asset Sale pursuant to the Purchase and Sale Agreement, and resolved to recommend that its stockholders vote to approve the Asset Sale.

     On February 19, 2009, the parties executed the Purchase and Sale Agreement, and Aspen announced the transaction in a press release issued on February 20, 2009 and a Form 8-K filed with the Securities and Exchange Commission on February 19, 2009. The Form 8-K includes the Purchase and Sale Agreement as an exhibit, and the Form 8-K, the Purchase and Sale Agreement, and the press release are all available on Aspen’s website at www.aspenexploration.com/venoco.htm.

     Following the closing of the data room and after receipt of a written expression of interest from Venoco, but while Aspen was negotiating terms of the Purchase and Sale Agreement with Venoco, Aspen received an unsolicited bid from a party who was invited to, but chose not to participate in the data room review or subsequent bid process. That party made general inquiries and (among other things) said that he “would be thrilled to write Aspen a check for $7.0 million for your California gas wells in Sacramento and call it a good day.” Aspen exchanged some communications with this party. After further communication, inasmuch as this party had not participated in due diligence, was only willing to purchase a portion of Aspen’s California properties for a price less than Venoco offered, did not make a definitive offer, and was otherwise not considered to be a serious bidder for the properties, Aspen chose not to pursue this possibility. This party renewed his interest after Aspen signed the Purchase and Sale Agreement and, in accordance with the requirements of the Purchase and Sale Agreement advised Venoco of the subsequent communications, none of which amounted to an offer or “Acquisition Proposal” as defined by the Purchase and Sale Agreement.

Summary of the Asset Sale

     Aspen, along with other persons identified as Initial Sellers and Additional Sellers own the Assets which consist of certain interests in oil and gas properties (including real property and personal property) located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California. Under the Purchase and Sale Agreement, Aspen and the Other Sellers will sell the Assets to Venoco. The Assets include, but are not limited to oil and gas leases, oil, gas, and other hydrocarbons produced from certain lands, certain agreements, declarations, and orders, tangible personal property, equipment and facilities, seismic and technical data, and warranties and indemnities in favor of the Sellers. The Assets currently constitute substantially all of Aspen’s non-current assets. Venoco will assume from the Sellers certain specified liabilities relating to the Assets.

     Venoco agreed to pay a total purchase price of $25.0 million for the Assets assuming all Additional Sellers become Sellers subject to certain adjustments set forth in the Purchase and Sale Agreement. Venoco will pay each Seller, including Aspen, a portion of the total purchase price per the allocation terms in the Purchase and Sale Agreement. The transaction will result in Aspen being paid approximately $8.425 million for its interest in the Assets subject to any purchase price adjustment. Aspen estimates that transaction costs associated with the Asset Sale, including the fee to the mineral broker, will be about $500,000, resulting in net proceeds to Aspen of about $7.925 million before any adjustments.

     Each Other Seller will bear its proportionate share of the 3% fee to be paid to the mineral broker and the approximately $100,000 cost associated with the negotiation and completion of the Asset Sale. The Other Sellers will not bear any portion of the costs of calling or conducting the Special Meeting, the preparation of this Proxy Statement, or Aspen’s other corporate activities.

     A copy of the Purchase and Sale Agreement is available on Aspen’s website and in the Securities and Exchange Commission’s EDGAR database. You are encouraged to read the agreement in its entirety because it is the legal document that governs the Asset Sale. Aspen will provide you a hard copy of the Purchase and Sale Agreement upon your written or telephonic request to Aspen at 2050 South Oneida Street, Suite 208, Denver, Colorado 80224; telephone: (303) 639-9860; facsimile: (303) 639-9863.

Purpose of the Asset Sale

     After considering and exploring its strategic alternatives, Aspen’s Board of Directors believes the Asset Sale is in the Company’s best interest and accordingly sought to structure the transaction in a manner to maximize the value received by the Company for its interest in the Assets. The Asset Sale will permit the Company to explore other alternatives aimed to maximize stockholder value. The consummation of the Asset Sale will provide Aspen additional financial resources for such activities. Additionally, Aspen plans to distribute substantially all of the net, after-tax proceeds of the Asset Sale to its stockholders.

Consideration and Proceeds from the Asset Sale

     Assuming all Additional Sellers become sellers under the Purchase and Sale Agreement, Venoco has agreed to pay a total purchase price of $25.0 million for the Assets, subject to adjustments set forth in the Purchase and Sale Agreement to give economic effect of the sale as of December 1, 2008. Venoco will pay each Seller a portion of the total purchase price per the allocation set forth in the Purchase and Sale Agreement. The purchase price payable to each Seller (the “per Seller purchase price”), will be adjusted so as to give economic effect to the sale as of December 1, 2008 (the “effective time”), i.e., each Seller will receive a credit for expenses incurred in operating the Assets during the period between the effective time and the closing of the Asset Sale, and will be allocated a deduction for revenues received from the Assets during that period. Concurrently with the execution of the Purchase and Sale Agreement, Venoco wired Aspen $1.25 million to be held as a deposit on behalf of the Sellers, and an additional $1,151,100 upon execution of the Purchase and Sale Agreement by the Additional Sellers. The deposit will be applied to the purchase price, returned to Venoco with interest, or paid to Aspen and each Seller as specified below under the “Termination” provision of the Purchase and Sale Agreement.

Allocation of Purchase Price and Possible Conflicts of Interest

     Aspen’s Board of Directors reviewed and approved the allocation of the purchase price between Aspen and each of the other Sellers in connection with their review of the Purchase and Sale Agreement. In completing this review, the directors understood that three of the four directors (Messrs. Bailey, Cohan and Imperato) were working interest owners and intended to be Initial Sellers under the Purchase and Sale Agreement. This led to the directors understanding that there may be a conflict of interest in their positions as directors and Initial Sellers since a greater allocation of the proceeds from the transaction to Aspen’s assets would reduce the allocation to the interests of the Initial Sellers and Additional Sellers. As a result of their outside working interests in the Assets, and subject to adjustments, Messrs. Bailey, Cohan and Imperato would receive approximately $760,000, $397,000, and $98,000 respectively from the total purchase price for the Assets.

     In approving the allocation of value of the properties between Aspen and the working interest owners, the Board of Directors felt it was in the best interests of the stockholders to accept the valuations as assigned to each of the oil and gas properties that constitute the Assets by Venoco based primarily on the work by Cecil Engineering, Inc. The purchase price allocations are based on each working interest owners’ percentage ownership in the different properties and wells that are a part of the Assets. Additionally, the Board determined to allocate a portion of the estimated $100,000 costs of the transaction to the working interest owners based on their proportionate interest in the Assets.

Aspen’s Contemplated Activities Following the Asset Sale or Abandonment Thereof

     If Aspen completes the sale of its interests in the Assets, Aspen will not have significant remaining business operations. Aspen sold its interests in certain oil and gas assets located in Montana in February 2009 and Aspen’s Alaska gold properties are being held for exploration and development but, since Aspen terminated its arrangement with Hemis in September 2008, there has been no activity on the gold properties. Aspen itself has not performed any activities on the gold properties other than minimal maintenance for more than ten years.

     Following the completion of the Asset Sale, Aspen will have a significant amount of liquid assets – estimated to be in excess of $9.0 million. Should the sale of the Assets be completed, Aspen intends to distribute substantially all of the net, after-tax proceeds from the sale to our stockholders and then use our remaining resources to consider other opportunities in the natural resources industry, which may include an acquisition of assets or business operations or a merger or other business combination. As we do not intend to limit what types of business opportunities we may pursue after the Asset Sale, if we identify an appropriate business opportunity it may result in Aspen changing its historical line of business (the exploration for and development of oil and natural gas prospects, and exploration for gold). We have also agreed to propose a resolution to consider the possibility of dissolution of Aspen to our stockholders at a meeting of stockholders that we intend to hold late October or November 2009 (subject to preparation of the necessary materials for the annual meeting and regulatory review). If Aspen were to dissolve, it would not enter into another business opportunity but would wind up its operations and distribute its remaining assets to stockholders.

     If Aspen is unable to complete the sale of the Assets either because we are unable to obtain stockholder approval or for other reasons, Aspen intends to retain competent, experienced personnel to advance and continue its oil and gas operations in California and elsewhere.

     There can be no assurance that Aspen will be able to complete the Asset Sale, or that if it does so, it will be able to enter into a business combination or acquire a business opportunity on reasonable terms following completion of the Asset Sale, or that any such business combination or business opportunity will be successful. There can also be no assurance that Aspen will be able to hire appropriate management regardless whether Aspen completes the Asset Sale.

     Regardless of the course of Aspen’s business, we currently plan to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended.

Overview of the Purchase and Sale Agreement

     Aspen, Venoco, and the Initial Sellers entered into the Purchase and Sale Agreement effective as of February 19, 2009. The full text of the agreement is included on Aspen’s website, www.aspenexploration.com/venoco.htm. The agreement was also filed as an exhibit to the Form 8-K reporting the execution of the agreement and is therefore available on the SEC’s EDGAR website. Any person who desires a hard copy of the agreement can obtain one by calling or writing Aspen Exploration at Suite 208, 2050 South Oneida Street, Denver, Colorado 80224; telephone: (303) 639-9860; fax: (303) 639-9863. Aspen urges you to read the Purchase and Sale Agreement in its entirety for a more complete description of the terms and conditions of the Asset Sale and related matters.

     The representations and warranties described below and included in the Purchase and Sale Agreement were made by the Sellers and Venoco to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Purchase and Sale Agreement and may be subject to important qualifications and limitations agreed to by Aspen and Venoco in connection with negotiating the terms of the Purchase and Sale Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Aspen and Venoco rather than establishing matters as facts. The Purchase and Sale Agreement is described in this Proxy Statement only to provide you with information regarding the terms and conditions of the Asset Sale, and not to provide any other factual information regarding Aspen, Venoco, or their respective businesses. Accordingly, you should not rely on the representations and warranties in the Purchase and Sale Agreement as characterizations of the actual state of facts about Aspen or Venoco or any other third party, and you should read the information provided elsewhere in this Proxy Statement for information regarding Aspen and its business.

Assets & Liabilities

     Under the Purchase and Sale Agreement Aspen and the Other Sellers have agreed to sell to Venoco their interests in the Assets which consist primarily of real and personal property interests located in Colusa, Glenn, Solano, Sutter, Tehama, and Yolo Counties, California, and including, but not limited to:

§	Oil and gas leases covering specified lands and the oil, gas and all other hydrocarbons (“Hydrocarbons”), in, on or under or that may be produced from these lands.
§	Certain oil and gas wells, including injection and disposal wells and personal property and equipment associated with the wells as of the effective date.
§	The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, to the extent that they relate to or affect any of the interests described above or the post-effective time production of Hydrocarbons.

§

The rights, to the extent transferable, in and to the Hydrocarbons, gathering and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and certain other contracts, agreements and instruments relating to the interests described above.

§

All of the personal property, fixtures, improvements and permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases and other surface rights, tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, other appurtenances and facilities located on and used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, or transporting of Hydrocarbons or water produced from the Assets described above.

§

Certain seismic data; certain files, abstracts, title opinions; land surveys; well logs; maps; engineering data and reports; reserve studies and evaluations, geological and geophysical data and all technical evaluations, interpretive data and technical data and information relating to the Assets; except for, attorney work product, attorney client privileged information, or information subject to a confidentiality agreement.

§

All intangible and tangible property and rights and all claims against third parties, insurance proceeds, audit rights and all other rights, privileges, benefits and powers, conferred upon the owner and holder of interests in the Assets described above.

§	All warranties and indemnities in favor of the sellers and relating to the Assets.

     Pursuant to the Purchase and Sale Agreement, Venoco has agreed to assume all claims, costs, expenses, liabilities and obligations accruing or relating to:

§

The owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets after the effective time, including, without limitation, the payment of property expenses, the make- up and balancing obligations for overproduction of gas from the wells, and all liability for royalty and overriding royalty payments made and taxes paid with respect to the Assets for periods after the stated effective time; and

§

the environmental condition of the Assets, including the obligation to plug and abandon all wells located on the specified lands and reclaim all well sites located on such lands, except for any condition for which Venoco is indemnified by a seller;

Due Diligence and Related Matters

     The Purchase and Sale Agreement contains provisions intended to permit Venoco to conduct a due diligence review of the Assets. Further, the Purchase and Sale Agreement sets forth certain terms and conditions with respect to any title deficiency issues and environmental matters identified after execution of the Purchase and Sale Agreement. These terms and conditions include, but are not limited to:

§

By executing the Purchase and Sale Agreement each Seller agreed to be party to a confidentiality and non-disclosure agreement between Aspen and Venoco and to reasonably cooperate with Venoco to permit Venoco to conduct due diligence with respect to the Assets;

§

Subject to certain conditions and exceptions, if Venoco identifies certain defects with respect to title to the Assets a Seller has the right to cure the defect, and if not cured Venoco may: (i) accept the portion of the Assets affected by the title defect as is; (ii) accept that portion of the Assets but be entitled to an adjustment to the purchase price; or (iii) exclude that portion of the Assets from the closing. However, a single title defect must be valued at $10,000 or more to trigger the parties’ rights and obligations described herein. Further, the Purchase and Sale Agreement provides for a procedure by which the parties agreed to attempt to resolve any disputes regarding title defects to the Assets;

§	At its expense Venoco may conduct on-site environmental assessments of the Assets. If Venoco notifies Aspen that it has indentified a condition on a portion of the Assets that can reasonably be expected to give rise to a violation of environmental laws Venoco may: (i) if the remediation costs exceeds $100,000, terminate the Purchase and Sale Agreement; or (ii) negotiate a reduction in the purchase price. However, Venoco must identify an environmental defect that is reasonably expected to have remediation costs of at least $100,000 to have the rights described herein.

Representations & Warranties

     Under the terms of the Purchase and Sale Agreement, each Seller made certain customary representations and warranties to Venoco, including but not limited to representations and warranties related to:

§	Its valid organizational existence, authorization and organization (except with respect to Sellers who are natural persons);
§	the consents required in connection with the consummation of the Asset Sale, including, if applicable, stockholder approval;
§	the absence of liens, including tax obligations, against the Assets, other than those explicitly stated in the Purchase and Sale Agreement;
§	the absence of pending litigation or any violation of any law or contract, except as identified in the Purchase and Sale Agreement;
§	the absence of liabilities for brokers fees in connection with the Asset Sale, other than fee payable to Brian Wolf;
§	its obtainment of and compliance with all governmental authorizations necessary for the ownership and operation of the Assets;
§	the disclosure of certain contracts and agreements to which the Seller or any of the Assets are bound;
§	the disclosure of certain consents and preference rights; and
§	its obtainment of and compliance with all environmental permits required by applicable environmental laws, the absence of hazardous substances in or relating to the Assets, and the absence of allegations of violations of environmental laws.

     Under the terms of the Purchase and Sale Agreement, Venoco has made certain customary representations and warranties to the Sellers, including representations and warranties related to:

§	Its valid corporate existence, authorization, qualification, and organization;
§	the absence of conflicts to consummate the Asset Sale;
§	the consents which must be obtained to consummate the Asset Sale;
§	the absence of liabilities for brokers fees;
§	the absence of litigation; and
§	the availability of funds to pay the full purchase price.

Covenants

     Under the terms of the Purchase and Sale Agreement, the Sellers and Venoco have agreed to certain customary covenants that apply from the execution of the Purchase and Sale Agreement through closing, including the following:

§	Sellers’ use of commercially reasonable efforts to ensure that the Assets are maintained and operated in a good and workmanlike manner;
§	Sellers’ use of good-faith efforts not to abandon any Assets, approve operations on the Assets in excess of $25,000, convey or dispose of any Assets, let lapse any Asset insurance, or materially modify or terminate any contract material to the operation of the Assets;
§	the parties will take all action required to fulfill their respective obligations and will use commercially reasonable efforts to facilitate the consummation of the Asset Sale;
§	the parties will use commercially reasonable efforts to obtain all required consents and approvals and make all filings, applications, or reports required to consummate the Asset Sale;
§	the parties will inform each other of any notices of any claims, suits, actions, or other proceedings that arise;
§	the parties will cooperate to provide requested information and make any required filings with governmental agencies to consummate the Asset Sale; and
§	the Sellers will use reasonable efforts to comply with applicable statutes, rules, regulations, and orders relating to the Assets.

Solicitation

     In the Purchase and Sale Agreement, each Seller has agreed not to, and to use reasonable efforts to cause its directors, officers, employees and representatives not to, directly or indirectly:

§	Solicit, initiate or knowingly facilitate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);
§	enter into, continue or otherwise participate in any discussions or negotiations with, or disclose any non-public information regarding Sellers or afford access to the Sellers’ properties, books, or records, or furnish to any person that has made an Acquisition Proposal or is contemplating an Acquisition Proposal; and
§	accept or enter into any type of agreement that is intended or could reasonably be expected to lead to an Acquisition Proposal or to require Aspen to abandon, terminate, or fail to consummate the Asset Sale.

     Aspen may take the action listed in the second bullet point of with respect to an Acquisition Proposal if, at any time prior to obtaining the approval of Aspen stockholders:

§	Aspen receives a bona fide written Acquisition Proposal from someone other than Venoco or its subsidiaries;
§	the Board of Directors determines in good faith by resolution duly adopted that such proposal constitutes a Superior Proposal (defined below) and that such action is necessary to comply with the Board of Directors’ fiduciary duties;
§	Aspen enters into a confidentiality agreement with the party initiating the Acquisition Proposal and provides written notification to Venoco that it is furnishing information or entering into negotiations with such person; and
§	to the extent permitted by applicable law, Aspen keeps Venoco informed, in all material respects, of the status and terms of any such negotiations or discussions and promptly provides Venoco copies of such written proposals and any amendments or revisions thereto or correspondence related thereto.

     Aspen also agreed to promptly notify Venoco of any request for information from a person that has made, or any Seller reasonably believes may be contemplating, an Acquisition Proposal, or any Acquisition Proposal received by any Seller from any person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations. Further, Aspen is obligated to promptly provide Venoco copies of any written materials received by Seller or its representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Finally, Aspen is obligated to keep Venoco fully and currently informed of the status of any Acquisition Proposals, including the identity of the parties and price involved and any material changes to any terms and conditions thereof.

     Aspen also agreed, subject to the exceptions specified below, that prior to the termination of the Purchase and Sale Agreement, its Board of Directors would not:

§	Withhold, withdraw or amend in any manner adverse to Venoco the approval or recommendation by Aspen’s Board of Directors or any such committee thereof, with respect to the stockholder proposal to approve the Asset Sale;
§	adopt, approve or recommend any Acquisition Proposal; or
§	cause or permit Aspen to enter into any letter of intent, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by an Acquisition Proposal (other than a confidentiality agreement entered into in connection with a superior offer).

     The Purchase and Sale Agreement provides that Aspen’s Board of Directors may withhold, withdraw or modify its recommendation with respect to stockholder approval of the Asset Sale or approve or recommend any Superior Proposal if Aspen’s Board of Directors determines in good faith, after consultation with its outside legal counsel and receipt of a written opinion from an independent investment bank, that such Acquisition Proposal is superior to the Asset Sale and provides Venoco written notice that it is contemplating making an adverse recommendation change and specifying the facts for such opinion.

As used in the Purchase and Sale Agreement:

     a.      “Acquisition Proposal” means, subject to certain exceptions, any proposal or indication of interest (other than by Venoco or any of its subsidiaries), whether or not in writing, for the (i) merger, consolidation or other business combination of Aspen, (ii) a restructuring, recapitalization or liquidation of Aspen, (iii) an acquisition or disposition of any stock that would be equal to 5.0% of the total voting power of Aspen’s outstanding voting securities, or (iv) any transaction or series of related transactions involving the direct or indirect sale of a material part of the Assets from any Seller or to a person other than Venoco.

     b.      “Superior Proposal” generally means any bona fide written Acquisition Proposal with respect to Aspen that was not initiated, solicited or knowingly facilitated or encouraged in violation of the Purchase and Sale Agreement, made by a third party on terms which the majority of the Board of Directors of Aspen determines (after consultation with its outside legal counsel and having received the written opinion an independent investment bank concluding that such Acquisition Proposal constitutes a “Superior Proposal”, a copy of which shall promptly be provided to Venoco) in good faith by resolution duly adopted (i) would result in a transaction that, if consummated, is more favorable to the stockholders of Aspen (in their capacity as stockholders) from a financial point of view, than the Asset Sale, taking into account all the terms and conditions of such proposal and the Purchase and Sale Agreement, and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      Conditions

     The parties’ obligations to consummate the Asset Sale are subject to the prior satisfaction, or waiver by the appropriate party, of the conditions set forth below:

§	The representations and warranties of the Sellers and Venoco in the Purchase and Sale Agreement must be true and correct in all material respects as of the closing date of the Asset Sale;
§	the Sellers and Venoco shall have performed and complied with all of their respective covenants, obligations and agreements contained in the Purchase and Sale Agreement in all material respects;
§	Aspen shall have obtained stockholder approval required for the consummation of the Asset Sale;
§	the Sellers and Venoco shall have received all of the documents required to be delivered by the other parties at closing;
§	in the case of the Sellers the aggregate amount of all adjustments to the purchase price shall not exceed $6.0 million; in the case of Venoco, it will not be obligated to close if the aggregate amount of all purchase price adjustments related to (i) title defects and (ii) the failure of designated working interest owners to become Additional Sellers, exceeds $6.0 million;
§	there shall not be any action or proceeding by any governmental authority or other person restraining or prohibiting the consummation of the Asset Sale; and
§	in the case of Venoco Aspen shall have delivered a release of liens and any required documentation related thereto with respect to certain of Aspen’s fiscal obligations to third parties.

     The Purchase and Sale Agreement provides that any or all of the conditions described above may be waived, in whole or in part. Aspen’s Board of Directors is authorized in its discretion to waive any of the conditions to Aspen’s performance without the consent of Aspen’s stockholders to the extent allowed by law. Aspen does not currently expect to waive any material condition to the completion of the Asset Sale.

      Termination

     The Purchase and Sale Agreement may be terminated at any time prior to the closing (whether before or after stockholder approval) upon any of the following circumstances:

§	By mutual written consent of Aspen on behalf of all Sellers and Venoco;
§	by Aspen or Venoco if the closing of the Asset Sale does not occur by August 31, 2009 other than as a result of a failure by the party proposing to terminate the Purchase and Sale Agreement to perform any of its obligations;
§	by Aspen or Venoco if any applicable law or any court of competent jurisdiction, or other governmental authority shall have issued a final and nonappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Asset Sale;

§	by Aspen or Venoco if there has been a breach by the other party of any material representation, warranty, covenant, or agreement set forth in the Purchase and Sale Agreement and the breaching party fails to timely cure the material breach;
§	by Aspen or Venoco if Aspen stockholder approval shall not have been obtained at the Special Meeting;
§	by Venoco if Aspen’s Board of Directors or any of its committees shall have made an adverse recommendation change;
§	by Aspen if Aspen receives a Superior Proposal and certain other conditions are met and Aspen enters into a merger, acquisition or other agreement to effect the Superior Proposal;
§	by Venoco, if prior to closing, a specified amount of the Assets are destroyed by fire or other casualty or are taken or threatened to be taken in condemnation or under right of eminent domain; and
§	by Venoco if, subject to certain conditions, it identifies defects on or under the Assets that cause the Assets to be in violation of environmental laws and the remediation costs of the identified defects will exceed $100,000.

      Effect of Termination

     If the Purchase and Sale Agreement is properly terminated, all obligations of the parties thereto shall terminate, subject to certain exceptions. Aspen has agreed to pay Venoco a termination fee in the amount of $500,000 if:

§	Venoco terminates the Purchase and Sale Agreement due to a material breach of (i) Sellers’ obligation not to solicit Acquisition Proposals, (ii) the obligation of Aspen’s Board of Directors not to change its recommendation in favor of the Asset Sale, and (iii) certain related covenants, except that in the event of a termination by Venoco
§	due to an adverse recommendation change made by Aspen’s Board of Directors, Aspen will not have to pay the termination fee if the consummation of an alternative transaction occurs more than 12 months after termination of the Purchase and Sale Agreement;
§	Aspen terminates the Purchase and Sale Agreement because of a Superior Proposal;
§	Venoco or Aspen terminates the Purchase and Sale Agreement due to the failure to complete the Asset Sale by the termination date or either Aspen or Venoco terminate due to Aspen’s failure to obtain stockholder approval of the Asset Sale, and in each case, an Acquisition Proposal has been publicly made or such intention has been made to the public or Aspen’s stockholders, except that Aspen will not have to pay the termination fee if the consummation of an alternative transaction occurs more than 12 months after termination of the Purchase and Sale Agreement; or
§	Venoco terminates the Purchase and Sale Agreement because of Aspen’s material breach of a representation, warranty or covenant contained in the Purchase and Sale Agreement.

     If Aspen terminates the Purchase and Sale Agreement due to a failure to complete the Asset Sale by the termination date and, at the time of the termination, all conditions had been satisfied by Venoco and Venoco is willing to consummate the Asset Sale, Venoco shall be entitled to specific performance or, at its option, the return of its deposit. Aspen and the Other Sellers shall be entitled to retain Venoco’s deposit if Aspen terminates the Purchase and Sale Agreement due to a material breach by Venoco or due to the failure to complete the Asset Sale by the termination date when all material conditions have been met by the Sellers and the Sellers are willing and able to consummate the Asset Sale.

      Indemnification

     The Sellers, severally and not jointly, have agreed to defend, indemnify, and save and hold harmless Venoco from and against all losses which arise from or in connection with any liabilities retained by the Sellers, any material breach or representation or warranty made by the Sellers, any matter for which the Sellers have agreed to indemnify Venoco of under the Purchase and Sale Agreement, and any material breach by Sellers of any covenant under the Purchase and Sale Agreement. Venoco has agreed to defend, indemnify, and save and hold harmless the Sellers from and against all losses which arise from or in connection with any liabilities assumed by Venoco, any material breach or representation or warranty made by Venoco, any matter for which Venoco has agreed to indemnify the Sellers under the Purchase and Sale Agreement, and any material breach by Venoco of any covenant under the Purchase and Sale Agreement, including indemnification of Aspen in actions relating to the environmental condition of the Assets created after closing. The parties’ indemnification obligations are subject to certain procedural requirements and other conditions.

Voting Agreements

     Concurrently with the execution of the Purchase and Sale Agreement each of Aspen’s officers and directors and certain of their affiliates, executed voting agreements, in which he or she made certain covenants and representations that are applicable during the term of the voting agreement, including but not limited to:

§	To attend the Special Meeting and vote any all shares beneficially owned or acquired after execution of the voting agreement in favor of the Asset Sale, and appointing a representative of Venoco as his or her attorney in fact to vote their shares in favor of the Asset Sale;
§	To vote against certain corporate actions or issues that may be submitted to Aspen’s stockholders for approval such as a merger or amendment to Aspen’s Certificate of Incorporation or bylaws which might impede the Asset Sale; and
§	To not sell, transfer, encumber, or otherwise dispose of his or her shares of Aspen common stock.

Material United States Federal Income Tax Consequences of the Asset Sale

     Aspen will recognize a taxable gain on the Asset Sale equal to the difference between the amount realized from the Asset Sale and the adjusted tax basis of the assets sold, or, if the adjusted tax basis of the Assets exceeds the amount realized, such excess will be recognized as a loss. For purposes of calculating the amount of Aspen’s gain or loss, the amount realized by Aspen will include the cash received from Venoco, the amount of Aspen’s indebtedness and other liabilities that are assumed by Venoco, and the fair market value of any other property (other than cash) Aspen receives for its assets. Aspen expects to have sufficient losses (including net operating loss carry forwards) to offset the gain expected to be recognized from the Asset Sale for regular federal income tax purposes, thus subjecting Aspen only to federal alternative minimum tax.

     Aspen does not expect that the Asset Sale will result in any federal or state income tax consequences for its stockholders since they will not receive any direct proceeds of the Asset Sale.

     Aspen could be subject to the accumulated earnings tax equal to 15% of its accumulated taxable income if earnings and profits of Aspen are allowed to accumulate within Aspen rather than being distributed or reinvested in the business operations of Aspen.

Anticipated Accounting Treatment

     For financial reporting purposes, Aspen will report a gain from the Asset Sale based upon the amount of net proceeds received by Aspen and the net book value of the assets sold.

     For further information, see the unaudited pro forma condensed financial information included in this proxy statement in Annex A.

Past Contacts, Transactions, or Negotiations

     Although Aspen and Venoco both operate and own certain oil and gas interests in California’s Sacramento Basin the parties have not previously had substantive discussions regarding a material transaction, business combination or any similar type of transaction between the two companies. Other than the Purchase and Sale Agreement, there have been no past negotiations, transactions, or material contacts during the past two years between Aspen and Venoco.

Regulatory Approvals

No regulatory approvals are required for this transaction.

Appraisal Rights

     You will not experience any change in your rights as a stockholder as a result of the Asset Sale. Neither Delaware law nor Aspen’s Certificate of Incorporation or Bylaws provide for appraisal or other similar rights for dissenting stockholders in connection with the Asset Sale, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Asset Sale.

Vote Required and Recommended

     Approval of the Asset Sale will require the affirmative vote of the holders of a majority of Aspen’s outstanding common stock. R.V. Bailey, Robert Cohan, Douglas Imperato, Kevan Hensman and Mieko Bailey (the spouse of R.V. Bailey) beneficial holders of 1,851,473 shares of our common stock, have agreed to vote their shares FOR approval of the Asset Sale.

     The Board of Directors of Aspen recommends that stockholders vote FOR the proposal to sell all of Aspen’s interests in the Assets to Venoco.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

     Only one Proxy Statement is being delivered to stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon the written or oral request of a stockholder, we will deliver promptly a separate copy of the proxy statement to a stockholder at a shared address to which a single copy was delivered. Stockholders desiring to receive a separate copy in the future may contact us through our offices at 2050 South Oneida Street, Suite 208, Denver, Colorado 80224, or by telephone: (303) 639-9860.

     Stockholders who share an address but are receiving multiple copies of the proxy statement may contact us through our offices at 2050 South Oneida Street, Suite 208, Denver, Colorado 80224, or by telephone: (303) 639-9860 to request that a single copy be delivered.

PROPOSALS FROM STOCKHOLDERS

     Aspen expects to hold an annual meeting of shareholders (the “Annual Meeting”) on or about November 15, 2009. If this date is advanced or delayed by more than 30 days, Aspen will, as required by Rule 14a-5(f), inform shareholders of the change by including a notice under Item 5 of its next quarterly report on Form 10-Q or, if impracticable, another means reasonably calculated to inform shareholders.

     Proposals from stockholders intended to be present at the Annual Meeting should be addressed to Aspen Exploration Corporation, Attention: Corporate Secretary, 2050 South Oneida Street, Suite 208, Denver, Colorado 80224, and we must receive the proposals by September 3, 2009. Upon receipt of any such proposal, we shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that stockholders forward such proposals by Certified Mail-Return Receipt Requested. After September 3, 2009, any stockholder proposal submitted outside the process of Rule 14a-8 will be considered to be untimely.

INCORPORATION OF INFORMATION BY REFERENCE

     The following information is incorporated by reference into this proxy statement from our annual report on Form 10-KSB for the year ended June 30, 2008.

  Our Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 6 of our Annual Report on Form 10-KSB, entitled "Item 6. Management's Discussion and Analysis of Financial Conditions or Plan of Operation – Factors that may affect future operating results.”
  Our financial statements attached to our Annual Report on Form 10-KSB.

OTHER MATTERS

     Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of Directors:

ASPEN EXPLORATION CORPORATION
R.V. Bailey, Chief Executive Officer

Notes to Unaudited Pro Forma Financial Statement Information

     The following unaudited pro forma balance sheet as of December 31, 2008 presents the financial position of Aspen Exploration Corporation (“the Company”) assuming the sales in February 2009 of oil and gas producing assets of the Company had been completed on that date. However, if the asset sale is completed the effective date of the transaction will be December 1, 2008, meaning that the economic effect of the transaction would be as of that date.

     The following unaudited pro forma statements of operations for the six-months ended December 31, 2008 and for the fiscal year ended June 30, 2008, present the Company’s results of operations assuming that the transactions had been completed on July 1, 2007, the first day of the fiscal year ended June 30, 2008. In the opinion of management, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the transactions on the historical financial information of the company. The adjustments set forth in the “Pro Forma Adjustments” column are described in the Notes to Unaudited Pro Forma Financial Statements.

     The sale of the Company’s oil and gas assets is expected to provide approximately $8,140,000 in cash (net of fees related to the sale) from the sale of its California assets. In addition, the Company received approximately $918,000 in cash, a note receivable of $75,000, and was relieved of approximately $225,000 of debt on the sale of its Montana assets, which was completed on February 27, 2009. The sales are expected to result in a loss of approximately $53,000.

     The unaudited pro forma financial statements for the periods presented do not purport to present what the Company’s results of operations or financial position actually would have been had the transactions occurred on the dates noted above, or to project the Company’s results of operations for any future periods. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. Actual amounts could differ materially from these estimates. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2008 and quarterly report 10-Q for the six months ended December 31, 2008.

     ASPEN EXPLORATION CORPORATION
UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS

	As Reported	Pro Forma		Pro Forma
	December 31, 2008	Adjustments	Footnote	December 31, 2008
Current assets:
Cash and cash equivalents	$2,160,610	$9,034,900	A	$11,195,510
Marketable securities	164,260	-		164,260
Accounts and trade receivables	1,348,474	(1,348,474)	B	-
Note receivable	-	75,000	A	75,000
Other current assets	40,229	-		40,229
Total current assets	3,713,573	7,761,426		11,474,999
Property and equipment
Oil and gas property	23,775,119	(23,775,119)		-
Support equipment	183,374	-		183,374

	23,958,493	(23,775,119)		183,374
Accumulated depletion and impairment - full cost pool	(13,736,066)	13,736,066		-
Accumulated depreciation - support equipment	(81,208)	-		(81,208)

Net property and equipment	10,141,219	(10,039,053)	A	102,166

Other assets:
Deposits	263,650	-		263,650
Deferred income taxes	-	230,384	C	230,384

Total other assets	263,650	230,384		494,034

Total assets	$14,118,442	$(2,047,243)		$12,071,199

ASPEN EXPLORATION CORPORATION
UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS (Continued)

	December 31,	December 31,		December 31,
	2008	2008		2008

Current liabilities:
Accounts payable	$1,051,351	$(745,245)	B	$306,106
Other current liabilities and accrued expenses	461,398	(461,398)	B	-
Income tax payable	-	1,300,000	C	1,300,000
Notes payable - current portion	446,770	(230,100)	A	216,670
Asset retirement obligation, current portion	40,200	(40,200)	A	-
Total current liabilities	1,999,719	(176,943)		1,822,776
Long-term liabilities
Asset retirement obligation, net of current portion	605,800	(605,800)	A	-
Deferred income taxes	1,326,500	(1,326,500)	C	-
Total long-term liabilities	1,932,300	(1,932,300)		-

Stockholders' equity:
Common stock, $.005 par value:
Authorized: 50,000,000 shares
Issued and outstanding: At December 31, 2008,
and June 30, 2008, 7,259,622 shares	36,298	-		36,298
Capital in excess of par value	7,676,458	-		7,676,458
Accumulated other comprehensive loss	(558,623)	-		(558,623)
Retained earnings	3,032,290	62,000	A, B, C	3,094,290
Total stockholders' equity	10,186,423	62,000		10,248,423

Total liabilities and stockholders' equity	$14,118,442	$(2,047,243)		$12,071,199

ASPEN EXPLORATION CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	As Reported			Pro Forma
	Six Months Ended	Pro Forma		Six Months Ended
	December 31, 2008	Adjustments	Footnote	December 31, 2008

Revenues:
Oil and gas sales	$2,153,880	$(2,153,880)	D	$-

Operating expenses:
Oil and gas production	705,696	(705,696)	D	-
Accretion, and depreciation,
depletion and amortization	1,041,238	(1,030,600)	D	10,638
Additional depletion/impairment of full cost pool assets	2,250,000	(2,250,000)	D	-
Selling, general and administrative	366,348	267,059	D	633,407

Total operating expenses	4,363,282	(3,719,237)		644,045

Income (loss) from operations	(2,209,402)	1,565,357		(644,045)

Other income (expenses)
Interest and other income	13,693	-		13,693
Interest and other (expenses)	(25,738)	11,600	D	(14,138)
Gain on investments	12,050	-		12,050
Gain (loss) on sale of assets	-	(53,000)	D	(53,000)

Total other income (expenses)	5	(41,400)		(41,395)

Income (loss) before income taxes	(2,209,397)	1,523,957		(685,440)
Provision for income taxes	970,798	(713,914)	C	256,884

Net income (loss)	$(1,238,599)	$810,043		$(428,556)

Basic net income (loss) per share	$(0.17)	$0.11		$(0.06)

Diluted net income (loss) per share	$(0.17)	$0.11		$(0.06)

Weighted average number of common shares outstanding
used to calculate basic net income (loss) per share :	7,259,622	7,259,622		7,259,622
Effect of dilutive securities:
Equity based compensation	-	-		-
Weighted average number of common shares outstanding
used to calculate diluted net income (loss) per share :	7,259,622	7,259,622		7,259,622

ASPEN EXPLORATION CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	As Reported			Proforma
	Year Ended	Pro Forma		Year Ended
	June 30, 2008	Adjustments	Footnote	June 30, 2008

Revenues:
Oil and gas sales	$5,390,367	$(5,390,367)	D	$-

Operating expenses:
Oil and gas production	1,463,415	(1,463,415)	D	-
Accretion, and depreciation,				-
depletion and amortization	2,451,417	(2,430,151)	D	21,266
Selling, general and administrative	621,463	607,269	D	1,228,732

Total operating expenses	4,536,295	(3,286,297)		1,249,998

Income (loss) from operations	854,072	(2,104,070)		(1,249,998)

Other income (expenses)
Interest and other income	117,354	-		117,354
Interest and other (expenses)	(63,678)	28,406	D	(35,272)
Gain on investments	4,834	-		4,834
Gain (Loss) on sale of assets	-	(3,080,634)	D	(3,080,634)

Total other income (expenses)	58,510	(3,052,228)		(2,993,718)

Income (loss) before income taxes	912,582	(5,156,298)		(4,243,716)
Provision for income taxes	(109,779)	1,152,779	C	1,043,000

Net income (loss)	$802,803	$(4,003,519)		$(3,200,716)

Basic net income (loss) per share	$0.11	$(0.55)		$(0.44)

Diluted net income (loss) per share	$0.11	$(0.54)		$(0.43)

Weighted average number of common shares outstanding
used to calculate basic net income (loss) per share :	7,259,622	7,259,622		7,259,622
Effect of dilutive securities:
Equity based compensation	113,455	113,455		113,455
Weighted average number of common shares outstanding
used to calculate diluted net income (loss) per share :	7,373,077	7,373,077		7,373,077

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
OF ASPEN EXPLORATION CORPORATION

A.	The asset allocation of the sale of the Company’s oil and gas assets:
		Six-Months Ended	Fiscal Year Ended
		December 31, 2008	June 30, 2008
	Purchase Price - Cash	$9,034,900	$9,034,900
	Purchase Price - Note Receivable	75,000	75,000
	Note Payable	230,100	275,000
	Oil & Gas Property, Net	(10,039,000)	(13,197,889)
	Asset Retirement Obligations	646,000	732,355
	Gain on Sale	$(53,000)	$(3,080,634)

B.	To eliminate accrued assets and liabilities related to oil & gas operations assuming the sales were completed asof December 31, 2008:

	Accounts and Trade Receivables		$(1,348,474)
	Accounts Payable		745,245
	Other Current and Accrued Liabilities		461,398
			$(141,831)
C.	To reverse deferred tax liabilities and assets and record the tax provision for the gain on the sales:
		Six-Months Ended	Fiscal Year Ended
		December 31, 2008	June 30, 2008
	Deferred TaxAssets	$230,384	$123,000
	Income Tax Payable	(1,300,000)	(1,300,000)
	Deferred TaxLiability	1,326,500	134,000
	Current Tax Provision	(1,300,000)	(1,300,000)
	Deferred TaxProvision	1,556,884	2,343,000
		$256,884	$1,043,000
D.	To eliminate operating revenue, costs, and expenses assuming the sale was consummated on July 1, 2007:
		Six-Months Ended	Fiscal Year Ended
		December 31, 2008	June 30, 2008
	Oil and Gas Sales	$(2,153,880)	$(5,390,367)
	Oil and Gas Production	(705,696)	(1,463,415)
	Accretion, Depletion and Amortization	(1,030,600)	(2,430,151)
	Additional Depletion/Impairment of Full Cost Pool Assets	(2,250,000)	-
	Selling, General, and Administrative	267,059	607,269
		(3,719,237)	(3,286,297)
	Operating Income (Loss)	1,565,357	(2,104,070)
	Other income (Expense), Net	(41,400)	(3,052,228)
	Income (Loss) Before Tax	1,523,957	(5,156,298)
	Income Tax Provision	(713,914)	1,535,779
	Net Income (Loss)	$810,043	$(3,620,519)

ASPEN EXPLORATION CORPORATION 2050 South Oneida Street, Suite 208 Denver, CO 80224

PROXY This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints R.V. Bailey and Robert Cohan, or either one of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated below, all of the shares of Common Stock of ASPEN EXPLORATION CORPORATION held of record by the undersigned on March 23, 2009, at the Special Meeting of Shareholders to be held on May 22, 2009, and at any adjournments or postponements thereof.

1	.	APPROVAL OF THE SALE OF OUR REAL AND PERSONAL PROPERTY INTERESTS LOCATED IN COLUSA, GLENN, SOLANO, SUTTER, TEHAMA, AND YOLO COUNTIES,
CALIFORNIA TO VENOCO, INC., PURSUANT TO THE TERMS SET FORTH IN THE PURCHASE AND SALE AGREEMENT, BINDING AS OF FEBRUARY 19, 2009,
BY AND AMONG ASPEN, VENOCO, INC., AND CERTAIN OTHER PERSONS. SUCH ASSETS CONSTITUTE SUBSTANTIALLY ALL OF OUR NON-CURRENT ASSETS
REMAINING ON OUR BALANCE SHEET.

FOR: _____________	AGAINST: _______________	ABSTAIN: ______________

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will abstain from voting on the proposal.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check here if you plan to attend the
Signature	Special Meeting: [ ]

Date:	, 2009

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY IN THE
ENCLOSED ENVELOPE